                                                                   Exhibit 10.99

                           PURCHASE AND SALE AGREEMENT

                          dated as of October 31, 2005

                                  by and among

                          CNL HOSPITALITY PARTNERS, LP

                            CNL KSL PARTNERS GP, LLC

                            CNL ROSE SPE TENANT CORP.

                              RFS LEASING VII, INC.

                                   as Sellers

                                       and

                         KSL RECREATION HOLDINGS I, LLC

                    KSL RECREATION MANAGEMENT OPERATIONS, LLC

                                  as Purchaser


                                TABLE OF CONTENTS

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ARTICLE I     DEFINITIONS..........................................................................................     1

     1.1    Definitions............................................................................................     1

ARTICLE II    PURCHASE AND SALE....................................................................................    11

     2.1   Purchase and Sale.......................................................................................    11
     2.2   Working Capital Adjustment..............................................................................    11
     2.3   Other Closing Adjustments; Cash; Transaction Expenses...................................................    13
     2.4   Purchase Price Allocation...............................................................................    13
     2.5   Designees...............................................................................................    14
     2.6   SHC Deposit.............................................................................................    15

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF SELLERS............................................................    15

     3.1   Organization and Power..................................................................................    15
     3.2   Authorization and Execution.............................................................................    15
     3.3   Ownership of Partnership Interests......................................................................    15
     3.4   Seller Non-Contravention................................................................................    16
     3.5   Insurance...............................................................................................    16
     3.6   Bankruptcy..............................................................................................    16
     3.7   Seller Is Not a 'Foreign Person'........................................................................    16
     3.8   KSL-Specific Acquired Entity Tax Matters................................................................    16
     3.9   Special Purpose Entities................................................................................    17
     3.10  Tax Matters.............................................................................................    17
     3.11  Brokers.................................................................................................    17

ARTICLE IV    [INTENTIONALLY OMITTED]..............................................................................    18

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................    18

     5.1   Organization and Power..................................................................................    18
     5.2   Authorization and Execution.............................................................................    18
     5.3   Non-contravention.......................................................................................    18
     5.4   Litigation..............................................................................................    18
     5.5   Brokers.................................................................................................    18
     5.6   LIMITATION ON SELLERS' REPRESENTATIONS AND WARRANTIES...................................................    19
     5.7   RELEASE.................................................................................................    20


                                TABLE OF CONTENTS
                                   (CONTINUED)

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ARTICLE VI    CONDITIONS PRECEDENT.................................................................................    21

     6.1   As to Purchaser's Obligations...........................................................................    21
     6.2   As to Sellers' Obligations..............................................................................    22
     6.3   Efforts of the Parties..................................................................................    22
     6.4   Failure of Conditions...................................................................................    23
     6.5   Waiver by Purchaser.....................................................................................    23

ARTICLE VII   COVENANTS OF SELLERS AND PURCHASER...................................................................    23

     7.1   Intercompany Debt.......................................................................................    23
     7.2   Ordinary Course Contracts; Other Agreements.............................................................    23
     7.3   Insurance...............................................................................................    24
     7.4   Operation of HdC Prior to Closing.......................................................................    24
     7.5   HdC Interests...........................................................................................    25
     7.6   Reasonable Inspection...................................................................................    25
     7.7   Replacement Debt........................................................................................    25
     7.8   Notification of Certain Matters.........................................................................    26
     7.9   Name Change.............................................................................................    26
     7.10  No Solicitation.........................................................................................    26
     7.11  Liquor Licenses.........................................................................................    26
     7.12  Waiver of Transfer Restrictions.........................................................................    27
     7.13  Modification of SHC Agreement...........................................................................    27
     7.14  Pursuit of North Beach Project..........................................................................    27

ARTICLE VIII  CLOSING..............................................................................................    27

     8.1   Closing.................................................................................................    27
     8.2   Seller's Deliveries.....................................................................................    28
     8.3   Purchaser's Deliveries..................................................................................    28
     8.4   Mutual Deliveries.......................................................................................    29
     8.5   Actions of Escrow Agent.................................................................................    29
     8.6   Closing Costs...........................................................................................    29

ARTICLE IX    CASUALTY; CONDEMNATION...............................................................................    30

     9.1   Fire or Other Casualty..................................................................................    30
     9.2   Condemnation............................................................................................    30

ARTICLE X     DEFAULT; TERMINATION RIGHTS; INDEMNITY...............................................................    31

     10.1  Default by Sellers or HdC Parent........................................................................    31
     10.2  Default by Purchaser....................................................................................    32
     10.3  Surviving Claims........................................................................................    33

                                       ii

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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     10.4  Indemnity...............................................................................................    34
     10.5  Indemnification Procedures..............................................................................    34
     10.6  Exclusive Remedy........................................................................................    35

ARTICLE XI    TAX MATTERS..........................................................................................    35

     11.1  Tax Returns.............................................................................................    35
     11.2  Contests................................................................................................    36
     11.3  Survival................................................................................................    36

ARTICLE XII   MISCELLANEOUS PROVISIONS.............................................................................    37

     12.1  Completeness; Modification..............................................................................    37
     12.2  Assignments.............................................................................................    37
     12.3  Successors and Assigns..................................................................................    37
     12.4  Days....................................................................................................    37
     12.5  Governing Law...........................................................................................    37
     12.6  Counterparts............................................................................................    38
     12.7  Purchaser's Representative..............................................................................    38
     12.8  Severability............................................................................................    38
     12.9  Notices.................................................................................................    39
     12.10 Escrow Agent............................................................................................    40
     12.11 Incorporation by Reference..............................................................................    41
     12.12 Further Assurances......................................................................................    41
     12.13 No Partnership..........................................................................................    41
     12.14 Time of Essence.........................................................................................    41
     12.15 Press Releases..........................................................................................    41
     12.16 Signatory Exculpation...................................................................................    41
     12.17 Rules of Construction...................................................................................    41
     12.18 No Recording............................................................................................    42
     12.19 No Recourse.............................................................................................    42
     12.20 Survival................................................................................................    42

EXHIBITS AND SCHEDULES

Exhibit A        Hotel Legal Description
Exhibit B        North Beach Legal Description
Exhibit C        Financial Statements
Exhibit D        FIRPTA Certificate
Exhibit E        HdC Interest Assignment
Exhibit F        North Beach Plan and Budget
Exhibit G        SHC Agreement
Exhibit H        Non-Imputation Affidavit

Schedules

Schedule 1       Acquired Entities and Subsidiary Entities
Schedule 2       HdC Interests
Schedule 3       Expansion Entitlements
Schedule 4       Replacement Debt Criteria
Schedule 2.1     Post-Closing Structure Chart
Schedule 3.3     Tax Matters
Schedule 2.2     Reference Working Capital Amount
Schedule 2.4     Purchase Price Allocation

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of October 31, 2005 (the "Effective Date"), by and among CNL Hospitality Partners, LP, a Delaware limited partnership ("CNL"), CNL KSL Partners GP, LLC, a Delaware limited liability company ("CNL GP"), CNL Rose SPE Tenant Corp., a Delaware corporation ("CNL-Rose"), RFS Leasing VII, Inc., a Tennessee corporation ("CNL NB-VII") (CNL, CNL GP, CNL-Rose, and CNL NB-VII, each a "Seller" and collectively, the "Sellers"), and KSL Recreation Holdings I, LLC, a Delaware limited liability company ("KSL"), and KSL Recreation Management Operations, LLC, a Delaware limited liability company ("KSL Management") (KSL and KSL Management collectively, with their respective proportions of ownership of HdC Interests to be allocated between themselves, the "Purchaser").

                                R E C I T A L S:

      A. The HdC Interests (as defined below) consist of 100% of the outstanding direct and indirect equity interests in the entities which currently own, operate and manage HdC (as defined below) which are not currently owned by Purchaser.

      B. Sellers are the owners of the HdC Interests and desire to sell the HdC Interests, and Purchaser desires to purchase the HdC Interests, upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. The following terms shall have the meanings set forth below:

            "Acquired Entities" (or individually, an "Acquired Entity") shall mean the HdC Entities and each Subsidiary Entity thereof.

            "Action" shall mean any claim, action, suit, arbitration, inquiry, or proceeding by or on behalf of any Person or any claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

            "Advance Bookings" shall mean reservations and agreements made or entered into by Manager in the ordinary course of business prior to Closing for hotel rooms or meeting rooms to be utilized after Closing, or for special events, catering services or other hotel services to be provided after Closing at or by the Hotel.

            "Affiliate" of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, in no event shall KSL II Management Operations, LLC, a Delaware limited liability company, or any of its Affiliates (other than a Seller or any Acquired Entity) be deemed an Affiliate of Sellers or any of the Acquired Entities.

            "Allocated HdC Interest Adjusted Price" shall have the meaning ascribed thereto in Section 2.4.

            "Allocated HdC Interest Unadjusted Price" shall have the meaning ascribed thereto in Section 2.4.

            "Applicable Laws" shall mean any Laws or restrictive covenants or deed restrictions affecting HdC or the ownership, operation, use, maintenance or condition thereof.

            "Approval Standard" shall have the meaning ascribed such term in
Section 7.2.

            "Authorizations" shall mean all licenses, permits and approvals required by any Governmental Authority with respect to the construction, ownership, operation, leasing, maintenance, or use of HdC or any part thereof.

            "Breach" shall have the meaning ascribed thereto in Section 2.5.

            "Business Day" shall mean any day other than Saturday, Sunday or a federal holiday on which banks in the State of California are authorized by law to be closed.

            "Casualty Threshold" shall have the meaning ascribed thereto in
Section 9.1.

            "Closing" shall mean the consummation of the transactions contemplated by this Agreement, which shall occur on the Closing Date.

            "Closing Date" shall have the meaning ascribed thereto in Section
8.1.

            "Closing Documents" shall have the meaning ascribed to such term in
Section 8.1.

            "Closing Working Capital" shall have the meaning ascribed thereto in
Section 2.2(b)(viii).

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Collective Bargaining Agreement" shall mean that certain Collective Bargaining Agreement dated effective as of July 1, 2005, by and between Manager and UNITE HERE Local 30, as amended.

            "Common Transaction Costs" shall mean, collectively, (i) such legal, accounting and consulting fees and costs incurred by the parties in connection with the transactions contemplated by this Agreement and the SHC Agreement as the parties shall mutually agree, and (ii) the title and survey costs the parties would have otherwise borne in an outright sale of all HdC Interests.

            "Competing Transaction" shall mean any business combination or recapitalization involving any or all of the Acquired Entities or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, any or all of the Acquired Entities or any other similar transaction with respect to any of the Acquired Entities involving any Person or entity other than Purchaser or its Affiliates.

            "Contest" shall have the meaning ascribed thereto in Section 11.2.

            "Designee" shall have the meaning ascribed thereto in Section 2.5.

            "Development Agreement" shall mean that certain Development Agreement, dated as of February 27, 2003, between L-O Coronado Holding II, Inc. and the City of Coronado, and assigned by L-O Coronado Holding II, Inc. to Owner on or about December 18, 2003, as amended.

            "Draft Working Capital Closing Statement" shall have the meaning ascribed thereto in Section 2.2(b)(ii).

            "Effective Date" shall have the meaning ascribed thereto in the preamble of this Agreement.

            "Estimated Working Capital" shall have the meaning ascribed thereto in Section 2.2(b)(i).

            "Estimated Working Capital Closing Statement" shall have the meaning ascribed thereto in Section 2.2(b)(i).

            "Escrow Agent" shall mean First American Title Insurance Company, acting through its office at 520 North Central Avenue, Glendale, California 91203.

            "Existing Debt" shall mean, collectively, (i) those certain first mortgage and mezzanine loans made by German American Capital Corporation to certain of the Acquired Entities on or about February 9, 2005, in the original aggregate principal amount of Four Hundred Million Dollar ($400,000,000), and
(ii) that certain Ten Million Dollar ($10,000,000) revolving loan facility from Deutsche Bank Trust Company Americas dated as of February 9, 2005, to HdC Parent.

            "Existing Debt Liens" shall mean the mortgage and other security instruments securing the Existing Debt.

            "Existing Loan Documents" shall mean all material loan documents executed in connection with the Existing Debt.

            "Expansion Entitlements" shall mean any and all of the existing development rights, building, use or other permits, approvals, authorizations, licenses and consents obtained from any Governmental Authority in connection with the pending or proposed construction of the North Beach Project, additional hotel guest rooms and other improvements upon the Land, including, but not limited to, (i) the Development Agreement and (ii) those entitlements described on Schedule 3 hereto.

            "Financial Statements" shall mean the balance sheets and operating statements for fiscal year 2004 and the 6-month period ending June 30 , 2005 hereto as Exhibit C.

            "FIRPTA Certificate" shall mean an affidavit under Section 1445 of the Code in substantially the form hereto as Exhibit D.

            "GAAP" shall mean generally accepted United States accounting principles consistently applied, as appropriately modified by the Uniform System.

            "Governmental Authority" shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, court, board, bureau, officer or instrumentality, foreign or domestic, or any of them.

            "GP Interest" shall mean CNL GP's 0.5% general partnership interest in HdC Parent.

            "Hazardous Materials" shall mean any chemical substance (i) which is defined as a "hazardous substance," "hazardous waste," "hazardous material," "pollutant," "contaminant" or "toxic," "explosive," "corrosive," "flammable," "infectious," "radioactive," "carcinogenic," or "mutagenic" material under any Applicable Laws regarding the protection of human health or the environment from such chemical substances; (ii) diesel fuel or other petroleum hydrocarbons;
(iii) asbestos or asbestos-containing materials or urea formaldehyde foam insulation, (iv) polychlorinated biphenyls, or (v) radon gas. Hazardous Materials shall not include substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to HdC for the purposes of cleaning, dry cleaning, and other maintenance or operations and otherwise in substantial compliance with Applicable Laws.

            "HdC" shall mean, collectively, the Hotel and the North Beach
Project.

            "HdC Entity Assignment" shall mean one or more assignment and assumption agreements in substantially the form of Exhibit E hereto, whereby each applicable Seller assigns and Purchaser (or Purchaser's Designee) assumes all of such Seller's right, title and interest in and to its HdC Interest; provided, however, such Seller's execution and delivery of, and any, such HdC Entity Assignment to a Designee shall be and remain subject to the provisions of
Section 2.5.

            "HdC Entities" (and individually, an "HdC Entity") shall mean the entities identified as such on Schedule 1 hereto.

            "HdC Interests" (or individually, an "HdC Interest") shall mean the partnership interests described on Schedule 2 hereto held by the Sellers indicated thereon in the HdC Entities.

            "HdC Interest Purchase Price" shall have the meaning ascribed thereto in Section 2.1.

            "HdC Marks" shall mean the trade names, trademarks, service marks, logos, copyrighted identifying materials and other forms of identification used to identify the Hotel or any of its facilities or operations, including the names "Hotel del Coronado" and variants thereon and the names used to designate the restaurant and bar facilities within the Hotel, but excluding (i) any rights to the name "CNL," "KSL," or any derivative thereof, and (ii) any rights to the names of any subsidiaries of CNL Hospitality Partners, LP or any derivatives thereof, in each case, including all rights, trademarks, trademark registrations, trademark applications, copyrights, copyright registrations and copyright applications using or including such names.

            "HdC Parent" shall mean CNL KSL Partners, LP, a Delaware limited partnership.

            "HdC Venture Agreement" shall mean, collectively, the limited partnership agreements of HdC Parent and North Beach Developer in effect immediately prior to the Closing.

            "Hotel" shall mean the Hotel del Coronado, located in Coronado, California, and shall include the Real Property and the Personal Property associated with the Hotel.

            "Hotel Employees" shall mean all employees of Manager employed at the Hotel.

            "Immaterial Contract" shall mean any Operating Agreement, Occupancy Agreement or Leased Property Agreement entered into in the ordinary course of business by any Acquired Entity (or Manager on behalf of any Acquired Entity) which (i) does not require payments in excess of One Hundred Thousand Dollars ($100,000) individually during any consecutive 12-month period or (ii) are subject to termination by any Acquired Entity on not more than sixty (60) days notice without penalty or premium; provided, however, that agreements with Affiliates of any Seller shall not constitute Immaterial Contracts.

            "Improvements" shall mean all buildings, improvements, and other items of real estate located on the Land with respect to HdC.

            "Indemnification Claim" shall have the meaning ascribed thereto in
Section 10.5.

            "Indemnified Party" shall have the meaning ascribed thereto in
Section 10.5.

            "Indemnitor" shall have the meaning ascribed thereto in Section
10.5.

            "Independent Accounting Firm" shall have the meaning ascribed thereto in Section 2.2(b)(v).

            "Insurance Policies" shall mean all policies of insurance maintained by or on behalf of any Acquired Entity with respect to the general liability of such Person or with respect to any casualty affecting HdC, its operation, or any part thereof. For the avoidance of doubt, the parties acknowledge that the Insurance Policies currently in place will be replaced by the applicable Acquired Entities at Closing and Sellers shall have no further obligation to maintain same following the Closing.

            "Intangible Personal Property" shall mean, to the extent assignable, each Acquired Entity's right, title and interest in and to all intangible personal property owned or possessed by any Acquired Entity and used in connection with the ownership or operation of HdC, including, without limitation, (i) Authorizations, (ii) the HdC Marks, (iii) utility and development rights and privileges, (iv) Hotel-specific (i.e., not used by or in connection with any hotels other than the Hotel) telephone and telecopy numbers, domain names, general intangibles, business records, and plans and specifications pertaining to the Real Property and the Personal Property related to the Hotel, and (v) Advance Bookings for the Hotel.

            "Intercompany Debt" shall mean any debts outstanding of any Acquired Entity to Sellers and their Affiliates (other than any Acquired Entity). For the avoidance of doubt, Intercompany Debt shall not include any Existing Debt.

            "Inventory" shall mean all inventories of food and beverage in opened or unopened cases and all in-use or reserve stock of linens, china, glassware, silver, uniforms, towels, paper goods, soaps, cleaning supplies and the like with respect to the Hotel.

            "Land" shall mean the real estate relating to the Hotel and the North Beach Project described on Exhibits A and B hereto, respectively.

            "Laws" shall mean all laws, statutes, ordinances, rulings and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Governmental Authorities having the effect of law in each such jurisdiction.

            "Leased Property" shall mean all leased items of Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.

            "Leased Property Agreements" shall mean the lease agreements pertaining to the Leased Property.

            "Lien" shall mean any lien, encumbrance, security interest, charge or mortgage of any nature.

            "Losses" shall have the meaning ascribed thereto in Section 10.4(a).

            "Manager" shall mean KSL DC Management, LLC, a Delaware limited liability company.

            "Management Agreement" shall mean that certain Management Agreement dated as of December 18, 2003, by and between Operating Lessee and Manager, as amended.

            "Mirror Claim" shall have the meaning ascribed thereto in Section
2.5.

            "Monetary Title Encumbrance" shall mean any title encumbrance affecting HdC or the HdC Interests which are comprised of (i) delinquent taxes or mortgages, deeds of trust, security agreements, or other similar Liens in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by any Seller or Acquired Entity, but excluding the Existing Liens, or (ii) judgment Liens or construction, mechanics, materialmen's or other similar Liens arising by operation of law, which judgments or other such Liens are liquidated in amount and which encumber only HdC or an HdC Interest.

            "North Beach and Spa and Beachclub Capex Amount" shall mean as of any relevant determination date the aggregate sum of all hard and soft costs incurred by any Seller and/or the Acquired Entities in connection with the development and construction of the North Beach Project and Spa and Beachclub Project substantially in accordance with the North Beach Plan and Budget and the applicable Expansion Entitlements, including any required public improvements. The parties acknowledge and agree that the North Beach and Spa and Beachclub Capex Amount as of September 30, 2005 is Three Million One Hundred Fifteen Thousand Dollars ($3,115,000).

            "North Beach and Spa and Beachclub Capex Certification" shall have the meaning ascribed thereto in Section 2.3(c).

            "North Beach Developer" shall mean CNL KSL North Beach Development, LP, a Delaware limited partnership.

            "North Beach Loan" shall mean that certain construction loan to North Beach Developer which may be entered into prior to Closing with the prior written approval of Seller and Purchaser, the proceeds from which shall be used to fund the cost of development and construction of the North Beach Project substantially in accordance with the North Beach Plan and Budget.

            "North Beach Loan Documents" shall mean all material loan documents executed in connection with the North Beach Loan.

            "North Beach Plan and Budget" shall mean the development plan and budget for the North Beach Project in the form of Exhibit G hereto.

            "North Beach Project" shall mean that certain limited term occupancy condominium project and related improvements currently under construction on the North Beach Property and the related public improvements to the Real Property, as contemplated by the North Beach Plan and Budget.

            "North Beach Property" shall mean the real property relating to the North Beach Project described on Exhibit B hereto.

            "Occupancy Agreements" shall mean all written leases, concession or occupancy agreements in effect with respect to the Hotel under which any tenants (other than Hotel guests and Operating Lessee) or concessionaires occupy space in the Hotel.

            "Operating Agreements" shall mean all written service, supply, maintenance, construction, capital improvement and other similar agreements in effect with respect to HdC (other than the Occupancy Agreements, Operating Lease, Leased Property Agreements, and the Management Agreement) related to construction, operation, or maintenance of HdC.

            "Operating Lease" shall mean the operating lease by and between Owner and Operating Lessee dated as of December 18, 2003.

            "Operating Lessee" shall mean Hotel del Coronado, LP, a Delaware limited partnership.

            "Ordinary Course Contracts" shall mean, collectively, the Occupancy Agreements, Operating Agreements, and Leased Property Agreements.

            "Owner" shall mean CNL Hotel Del Partners, LP, a Delaware limited partnership.

            "Percentage Share" shall mean with respect to each Seller the percentage set forth opposite such Seller's name on Schedule 2 hereto.

            "Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

            "Personal Property" shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory and other tangible personal property of every kind and nature (which does not include cash, restricted cash, and reserves) located at the Hotel and owned or leased by Owner (or Operating Lessee), and Intangible Personal Property.

            "Purchaser Indemnified Party" shall have the meaning ascribed thereto in Section 10.4(a).

            "Purchaser's Report" shall have the meaning ascribed thereto in
Section 2.2(b)(iii).

            "Purchaser's Representative" shall mean KSL II Management Operations, LLC or such Affiliate thereof as it thereby designates.

            "Real Property" shall mean the Land and the Improvements with respect to HdC.

            "Reference Working Capital" shall mean current assets (excluding cash, restricted cash and reserves, except as otherwise provided in
Section 2.3(b)) minus current
liabilities (excluding any distribution payables to Affiliates), in each case determined in accordance with GAAP and as set forth on Schedule 2.2 hereto.

            "Reference Working Capital Amount" shall mean the amount identified as such on, and otherwise determined in accordance with, Schedule 2.2 hereto.

            "Replacement Debt" shall mean, collectively, the Replacement Secured Debt and the Replacement Revolving Debt.

            "Replacement Debt Commitment" shall mean the commitment for the Replacement Debt to be obtained by SHC pursuant to the terms of the SHC Agreement, subject to the mutual approval of Purchaser and SHC which may not be unreasonably withheld so long as such commitment is substantially consistent with the Replacement Debt criteria set forth on Schedule 4 hereto.

            "Replacement Secured Debt" shall mean, collectively, one or more secured loans to the Acquired Entities which are the current borrowers under the Existing Debt in the aggregate principal amount of not less than Six Hundred Million Dollars ($600,000,000).

            "Replacement Revolving Debt" shall mean a revolving loan facility to HdC Parent or such other Acquired Entity as it may designate in the maximum principal of not less than Ten Million Dollars ($10,000,000), which facility is intended to replace the revolving loan facility included as part of the Existing Debt.

            "Seller" and "Sellers" shall have the meaning ascribed thereto in the preamble of this Agreement.

            "Seller Indemnified Party" shall have the meaning ascribed thereto in Section 10.4(c).

            "Sellers' Adjusted Imputed Equity Amount" shall mean Sellers' Unadjusted Imputed Equity Amount as shall be adjusted as provided in Articles II, and X.

            "Sellers' Releasees" shall have the meaning ascribed thereto in
Section 5.9.

            "Sellers' Representative" shall mean Marcel Verbaas or such other individual as Sellers may hereafter designate in writing to Purchaser.

            "Sellers' Unadjusted Imputed Equity Amount" shall mean One Hundred Fifty-One Million Seven Hundred Thousand Four Hundred Ninety Dollars ($151,700,490).

            "SHC" shall mean SHC Del Coronado, L.L.C., a Delaware limited liability company.

            "SHC Agreement" shall mean that certain Purchase and Sale Agreement dated of even date herewith by and between Purchaser, as sellers, and SHC, as purchaser, pursuant to which SHC has agreed to purchase, and Purchaser has agreed to sell, the HdC Interests described therein, a copy of which is attached as Exhibit G hereto.

            "Spa and Beachclub Project" means the spa and beachclub development currently under construction at the Hotel.

            "Subsidiary Entities" (or individually, a "Subsidiary Entity") shall mean the entities identified as such on Schedule 1 hereto.

            "Surviving Claims" shall have the meaning ascribed thereto in
Section 10.3.

            "Surviving Covenant" shall have the meaning ascribed thereto in
Section 10.3.

            "Surviving Representations" shall have the meaning ascribed thereto in Section 10.3.

            "Tax or Taxes " shall mean any and all taxes, charges, fees, levies or other assessments, including but not limited to income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, registration, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

            "Tax Return" shall mean any report, return, document, questionnaire, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, any claim or request for refunds, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, questionnaire, declaration or other information.

            "Taxing Authority" shall mean with respect to any Tax, the Internal Revenue Service or any other Governmental Authority that imposes such Tax, including any state, county, local, provincial or foreign government or any subdivision or taxing agency thereof.

            "Title Company" shall mean First American Title Insurance Company.

            "Uniform System" shall mean the Uniform System of Accounts for Hotels, 9th Edition, International Association of Hospitality Accountants
(1996).

            "Working Capital Closing Statement" shall have the meaning ascribed thereto in Section 2.2(b)(vi).

            "Working Capital Increase" shall have the meaning ascribed thereto in Section 2.2(b)(viii).

            "Working Capital Reduction" shall have the meaning ascribed to such term in Section 2.2(b)(viii).

                                   ARTICLE II
                                PURCHASE AND SALE

      2.1 Purchase and Sale. The parties acknowledge and agree that immediately prior to the purchase of the HdC Interests by Purchaser as contemplated hereby the Replacement Debt shall be incurred by the Acquired Entities, the proceeds of which shall be utilized in part to repay in full the Existing Debt. Any proceeds from the Replacement Debt less the amount utilized to repay the Existing Debt shall be distributed to the record owners of the HdC Interests and all remaining equity interests in HdC Parent and North Beach Developer at such time in accordance with the terms of the HdC Venture Agreement; provided, however, the proceeds of the Replacement Revolving Debt shall only be utilized to repay the then outstanding balance of the revolving loan facility included as part of the Existing Debt, it being understood and agreed that the undrawn balance of the Replacement Revolving Debt shall thereafter be utilized post-Closing for HdC working capital and related purposes. Immediately following such distribution, Purchaser shall purchase the HdC Interests. The aggregate purchase price for the HdC Interests (the "HdC Interest Purchase Price") shall be equal to the amount by which Sellers' Adjusted Imputed Equity Amount exceeds the aggregate principal sum of all Replacement Secured Debt proceeds disbursed to Sellers at Closing. The parties acknowledge and agree that it is the intent of the parties hereto that immediately following Closing Purchaser and its Designees (as defined below) shall own directly or indirectly 100% of equity interests in the Acquired Entities in the aggregate, as depicted on Schedule 2.1

      2.2   Working Capital Adjustment.

            (a) At Closing, Seller's Unadjusted Imputed Equity Amount shall be increased or decreased, as the case may be, on a dollar-for-dollar basis by 50% of the amount by which the Estimated Working Capital is greater or less than the Reference Working Capital Amount.

            (b) (i) As soon as practicable (but in any event at least five (5) days prior to Closing), Purchaser's Representative shall prepare and deliver to Sellers an estimated calculation as of the Closing, of the Reference Working Capital (the "Estimated Working Capital"). Such calculation of the Estimated Working Capital is referred to herein as the "Estimated Working Capital Closing Statement"). The Estimated Working Capital Closing Statement shall be prepared in conformity with the definition of Reference Working Capital and Schedule 2.2 hereto; provided, however, the Reference Working Capital shall not be reduced for any amount which reduces the Purchase Price under Section 2.3.

            (ii) As soon as practicable following the Closing, Purchaser's Representative shall prepare a statement of the Reference Working Capital as of the Closing Date (the "Draft Working Capital Closing Statement"). The Draft Working Capital Closing Statement shall be prepared in conformity with the definition of Reference Working Capital and Schedule 2.2 hereto. Purchaser's Representative will deliver the Draft Working Capital Closing Statement to the Sellers not later than sixty (60) days following the Closing Date.

            (iii) The Draft Working Capital Closing Statement shall be final and binding upon the parties, and shall be deemed to be the Working Capital Closing Statement, unless, within thirty (30) days after receipt of the Draft Working Capital Closing Statement from Purchaser's Representative, Sellers shall provide to the Purchaser's Representative a report indicating its objections, if any, to the Draft Working Capital Closing Statement. Any such objections shall be set forth in reasonable detail in a report (the "Purchaser's Report") that shall indicate the grounds upon which Sellers dispute the Purchaser's Representative's calculation of the Draft Working Capital Closing Statement. Sellers shall provide the Purchaser's Representative full access, during normal business hours, to the books and records of the Acquired Entities and to the Acquired Entities' personnel and accountants in connection with the Purchaser's Representative's preparation of the Working Capital Closing Statement and any other matter under this Section 2.2.

            (iv) Within thirty (30) days after the receipt by the Purchaser's Representative's of the Purchaser's Report, the Purchaser's Representative and Sellers shall endeavor in good faith to agree on any matters in dispute.

            (v) If Sellers and the Purchaser's Representative are unable to agree on any matters in dispute within thirty (30) days after receipt by Purchaser of the Purchaser's Report, the matters in dispute (and only such matters) will be submitted for resolution to an independent accounting firm of national reputation (other than Sellers' or Purchaser's accounting firms ) as may be mutually acceptable to Sellers and Purchaser's Representative (and if such parties cannot agree, by lottery selection of the other acounting firms of national reputation designated by Sellers) (the "Independent Accounting Firm"), which Independent Accounting Firm shall, within thirty (30) days after such submission, determine and issue a written report to the Purchaser's Representative and Sellers regarding such disputed items and such written decision shall be final and binding upon the parties. Purchaser's Representative and Sellers shall cooperate with each other and each other's representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible. The fees and disbursements of the Independent Accounting Firm shall be borne equally by Purchaser, on the one hand, and Sellers, on the other hand, with one party reimbursing the other, if necessary, following such determination.

            (vi) The working capital statement incorporating the resolution of matters in dispute with respect to Reference Working Capital (or, if a Purchaser's Report is not provided within the time prescribed in Section 2.2(b)(ii), the Draft Working Capital Closing Statement) is referred to as the "Working Capital Closing Statement." The Working Capital Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties.

            (vii) In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

            (viii) If the value of the Reference Working Capital calculated by reference to the Working Capital Closing Statement (the "Closing Working Capital") is less than an amount equal to the value of the Reference Working Capital calculated by reference to the Estimated Working Capital Closing Statement, the Unadjusted Gross Purchase Price shall be reduced by an amount equal to such shortfall (the "Working Capital Reduction"). Subject to Section 2.2(b)(x), Sellers, severally and not jointly, pro rata in proportion to their Percentage Share, shall pay to Purchaser the amount of the Working Capital Reduction. If the value of the Reference Working Capital calculated by reference to the Working Capital Closing Statement (the "Closing Working Capital") is greater than an amount equal to the value of the Reference Working Capital calculated by reference to the Estimated Working Capital Closing Statement, the Unadjusted Gross Purchase Price shall be increased by an amount equal to such excess (the "Working Capital Increase"). Subject to Section 2.2(b)(x), Purchaser shall pay to Sellers the amount of the Working Capital Increase.

            (ix) Any payments to be made pursuant to Section 2.2(b)(viii) shall be made in cash within ten (10) days after the date of receipt by Purchaser and Sellers' Representative of the Working Capital Closing Statement as finally established pursuant to this Section 2.2(b).

            (x) Any amount payable under Section 2.2(b)(viii) by Purchaser shall be equal to 50% of the Working Capital Increase. Any amount payable by Sellers pursuant to this Section 2.2 shall be equal to 50% of the Working Capital Reduction, which amount shall be paid by Sellers (pro rata in accordance to their Percentage Share).

      2.3   Other Closing Adjustments; Cash; Transaction Expenses.

            (a) At the Closing, and in addition to the adjustments contemplated by Section 2.2, Sellers' Unadjusted Imputed Equity Amount shall be increased by 50% of the value of the existing Libor cap heretofore obtained by the parties pursuant to the Existing Loan Documents and the North Beach and Spa and Beachclub Capex Amount as certified to Sellers and Purchaser by KSL DC Development Management, LLC at Closing (the "North Beach and Spa and Beachclub Capex Certification").

            (b) The parties acknowledge and agree that Sellers and/or HdC Parent may at any time prior to Closing cause the Acquired Entities to distribute all or any portion of the cash, restricted cash or reserves held by any of them to such Acquired Entities' constituent members, partners or shareholders (as the case may be); provided, however, if and to the extent such amounts are not distributed prior to Closing, such undistributed amounts shall be added to and reflected on the Working Capital Closing Statement as an increase in Reference Working Capital.

            (c) The parties acknowledge that all costs and fees incurred in connection with the Replacement Debt and North Beach Loan (if applicable) shall be paid by the Acquired Entities immediately following Closing and shall in no event be a liability or obligation os Sellers. The parties further agree that the fees owing to Sellers' advisor, Goldman Sachs & Co., and all Common Transaction Costs and shall be paid 50% by Purchaser and 50% by Sellers (pro rata based upon their Percentage Share).

      2.4 Purchase Price Allocation. Purchaser and Sellers agree to negotiate in good faith, for each transferred HdC Interest, the portion of the HdC Interest Purchase Price allocable thereto (with respect to such transferred HdC Interest, the "Allocated HdC Interest

Unadjusted Price"), prior to the Termination Time (as defined in the SCH Agreement). Upon such agreement, such allocation shall be attached to this Agreement as Schedule 2.4. Purchaser, Sellers and each of their Affiliates, shall file all Tax Returns, consistent with the Allocated HdC Interest Unadjusted Price for each transferred HdC Interest adjusted to take into account the applicable Seller's Percentage Share of purchase price adjustments contemplated by this Articles II, IX, and X (as so adjusted, the "Allocated HdC Interest Adjusted Price").

      2.5   Designees.

            (a) At the Closing, subject to the terms and conditions of this Agreement, at the direction of Purchaser, the Sellers will sell, transfer, convey, assign and deliver to one or more third parties designated by Purchaser pursuant to the SHC Agreement (individually a "Designee" and collectively, the "Designees") all or any part of the HdC Interests, as specified in writing by Purchaser to Sellers at least three (3) Business Days prior to the Closing. At the Closing, each Designee shall acknowledge to Sellers in writing that except as otherwise provided in Section 10.1(a), (i) Designee has no contractual or legal rights under and is not an intended or incidental beneficiary of this Agreement; (ii) such conveyance or creates no privity between Designee and Sellers; (iii) Designee has and will have no legal or equitable recourse to Sellers in respect of any claim or other matter whatsoever arising from or in connection with the transactions by which it acquires any of the HdC Interests and Sellers make no representations or warranties of any nature whatsoever to or for the benefit of Designee; and (iv) Designee will direct and pursue any and all claims and assert any rights whatsoever arising from such transactions solely against Purchaser, and not against Sellers. Notwithstanding the foregoing, any payment received by Sellers from a Designee shall be deemed made by and on behalf of such Designee.

            (b) Sellers have made certain representations, warranties and covenants to, and have agreed to certain indemnification of, Purchaser in this Agreement, and Sellers agree that Purchaser shall in all events have the right to rely upon Sellers' representations and agreement to indemnify in making its own representations, warranties, covenants and indemnifications to a Designee (including, without limitation, SHC or any Affiliate thereof), but with the understanding that no Designee, nor SHC or its Affiliates, shall be deemed a third party beneficiary of Sellers' representations, warranties, covenants and indemnifications hereunder except as otherwise expressly provided in Section 10.1(a). To the extent that any breach by Purchaser of a representation, warranty or covenant that it makes to a Designee is caused by the inaccuracy, untruth or unfulfillment of the Sellers' representations, warranties or covenants (a "Breach"), Purchaser shall have the following rights and remedies:

                  (i) to bring against Sellers a claim for indemnification and institute litigation to enforce such claim, to the same extent as made by the Designee against Purchaser (to the full extent permitted in, and subject to the limitations of, this Agreement) (a "Mirror Claim"); and

                  (ii) to seek as damages in the Mirror Claim, all Losses of the Designee arising from the Mirror Claim (to the full extent permitted in, and subject to the limitations of, this Agreement and the SHC Agreement).

Sellers acknowledge and agree that any Mirror Claims are subject to indemnification as provided herein by Sellers to Purchaser and except as otherwise expressly provided herein Sellers waive any defense based upon any claim that Purchaser has not suffered Losses or does not have the requisite standing to institute against the Seller any claim underlying the Mirror Claim.

      2.6 SHC Deposit. Sellers and Purchaser agree that if the transaction contemplated by the SHC Agreement is terminated prior to its consummation, and SHC forfeits all or any portion of the Deposit (as defined in the SHC Agreement) in connection with such termination, the Sellers, on the one hand, and Purchaser, on the other hand, shall each be entitled to one half of such Deposit actually received by Purchaser.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers jointly and severally hereby represent and warrant to Purchaser as follows:

      3.1 Organization and Power. Each Seller is duly organized, validly existing and in good standing under the laws of the state of its organization. Each Seller has all requisite partnership or limited liability company power and authority, as the case may be, to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of each such Seller hereunder.

      3.2 Authorization and Execution. This Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of each Seller, have been duly executed and delivered by each such Seller, in each case to the extent a party thereto, and constitutes the valid and binding agreement of each such Seller and is enforceable in accordance with its terms against such Seller, subject to equitable principles and to applicable bankruptcy, insolvency, fraudulent conveyance and other similar Laws generally applicable to the rights of creditors. The persons executing this Agreement on behalf of each Seller have the authority to do so.

      3.3   Ownership of HdC Interests.

            (a) The HdC Interests have been duly authorized and validly issued, and are fully paid and non-assessable (except in the case of non-corporate entities, to the extent otherwise provided under Delaware law). The HdC Interests are owned both legally and beneficially by each Seller as set forth on Schedule 2 hereto, in each case, free and clear of any and all Liens (except the Existing Debt Liens), and are not subject to any contract (other than this Agreement, the Existing Debt Liens, or the Acquired Entity Organizational Documents) under which any such Liens could reasonably be expected to arise. Subject to the satisfaction of all applicable conditions precedent to Closing hereunder set forth in Section 6.2, there are no outstanding interests, securities, rights, subscriptions, warrants, options, agreements, or contracts that give any Person the right to purchase or otherwise receive or be issued all or any portion of the HdC Interests other than this Agreement and the Acquired Entity Organizational Documents.

            (b) The HdC Interests represent the type and amount of direct or indirect percentage partnership, membership or stock interest in each Acquired Entity set forth on Schedule 2 hereto. Subject to the satisfaction of all applicable conditions precedent to Closing hereunder set forth in Section 6.2, there are no outstanding interests, securities, rights, subscriptions, warrants, options, agreements, or contracts that give any Person the right to purchase or otherwise receive or be issued any legal or beneficial ownership in any Acquired Entity, other than this Agreement, the Acquired Entity Organizational Documents and the SHC Agreement.

      3.4 Seller Non-Contravention. Subject to the satisfaction of all conditions precedent to Closing hereunder set forth in Section 6.2, the execution and delivery of, and the performance by each Seller of its respective obligations under, this Agreement do not and will not contravene, or constitute a default under, (i) its partnership agreement, limited liability company agreement or other organizational documents, (ii) any material agreement (subject to obtaining any required consents under the Ordinary Course Contracts), or (iii) any judgment, injunction, order, decree or other material instrument to which it is a party or otherwise binding upon it or result in the creation of any Lien on any asset of such Seller. No consent or approval of any Person is required for the execution, delivery and performance by each Seller of this Agreement other than such consents as are required under Authorizations, rules and regulations of liquor license authorities, Ordinary Course Contracts and the North Beach Loan Documents.

      3.5 Insurance. To Sellers' knowledge, all of the Insurance Policies are valid and in full force and effect and no Acquired Entity has received any written notice that any Acquired Entity or any other person has failed to comply with any material requirements thereof which failure has not been remedied.

      3.6 Bankruptcy. No Seller is subject to any pending, or to the knowledge of Sellers, threatened bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

      3.7 Seller Is Not a "Foreign Person". No Seller is a "foreign person" within the meaning of Section 1445 of the Code.

      3.8 Financial Statements. To Sellers' knowledge, the Financial Statements present fairly the financial position of the Acquired Entities which own and control HdC, as of the date thereof and the results of operations and cash flows of HdC for the periods set forth therein in all material respects. To the extent not reflected in the Financial Statements and other than a general partner's or member's liability for the liabilities of a partnership or limited liability company, respectively, the Acquired Entities (other than Owner, Operating Lessee, Manager, and North Beach Developer) have no liabilities other than (i) equity interests or management interests in a Subsidiary Entity, Owner or Operating Lessee, (ii) the Existing Debt and liabilities pursuant to a Monetary Title Encumbrance which will be released or discharged as Closing, and
(iii) liabilities created by Purchaser or its Affiliates in breach of the HdC Venture Agreement and/or the Management Agreement without Sellers' knowledge.

      3.9 Special Purpose Entities. To Seller's knowledge, other than through the actions of Purchaser and its Affiliates or Manager taken in breach of the HdC Venture Agreement and/or the Management Agreement, since its formation, each Acquired Entity (i) has not owned, managed or leased any asset or property other than a direct or indirect interest in HdC and incidental personal property necessary for the direct or indirect ownership, lease, management and operation of HdC, (ii) has not engaged in any business other than the direct or indirect ownership, lease, development, management and operation of HdC, and (iii) has no existing liabilities except those arising from or through the direct or indirect ownership, lease, management or operation of HdC and the Existing Debt.

      3.10  Tax Matters.

            (a) Except as set forth on Schedule 3.10, (i) each Acquired Entity which is not a corporation qualifies, and has qualified during its entire existence, as a partnership for federal income tax purposes, and not as a corporation, or an association taxable as a corporation; (ii) each Acquired Entity has filed within the time and in the manner prescribed by law all federal, state and local Tax Returns and reports, required to be filed by it under the Laws of the United States and of each state or other jurisdiction in which such Acquired Entity conducts business activities requiring the filing of Tax Returns or reports; (iii) all Tax Returns filed by such Acquired Entity are true and correct in all material respects; (iv) no Acquired Entity is delinquent in the payment of any Tax, assessment, or governmental charge or deposit and has no Tax deficiency or claim outstanding, assessed, or threatened in writing against it; (v) the charges, accruals, and reserves for unpaid Taxes on the books and records of each Acquired Entity as of the Closing Date are sufficient in all material respects for the payment of all unpaid federal state and local Taxes of such Acquired Entity accrued for or applicable to all periods ended on or before the Closing Date; (vi) there are no Tax Liens outstanding against any Acquired Entity or any of their respective assets; and (vii) the federal, state, and local Tax Returns of such Acquired Entity have not been audited, nor has such entity received, as of the Effective Date, any notice of any federal, state, or local audit.

            (b) No Acquired Entity other than CNL Hotel Del Tenant Corp. has been or has elected (or will elect prior to the Closing) to be treated as an association taxable as a corporation for federal income tax purposes under Treasury Regulations Section 301.7701-3.

      3.11 Brokers. Other than Goldman, Sachs & Co., the fees and expenses of which shall be paid as provided in Section 2.3, no Seller has retained any broker for the transactions contemplated hereby for which Purchaser shall have any responsibility.

      Each of the representations and warranties contained in this Article III are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser. Each of the representations and warranties contained in this Article III shall be deemed made as of the Effective Date, and remade as of the Closing Date to the extent provided in Section 8.2(d) , and any claim for any breach of such representations and warranties shall survive Closing only as provided in Article X.

      The term "to the knowledge of Seller" or similar phrase as used in this
Article III with respect to any Seller shall mean the then actual knowledge of Marcel Verbaas and Brian Strickland, neither of whom shall have a duty of investigation or inquiry.

                                   ARTICLE IV
                             [INTENTIONALLY OMITTED]

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      To induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, each Purchaser, jointly and severally, represents and warrants to Sellers on the Effective Date, as follows:

      5.1 Organization and Power. Such Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of such Purchaser hereunder.

      5.2 Authorization and Execution. This Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser, has been duly executed and delivered by such Purchaser, constitutes the valid and binding agreements of such Purchaser and are enforceable against such Purchaser in accordance with their terms, subject to equitable principles and to applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws generally applicable to the rights of creditors. The person executing this Agreement on behalf of such Purchaser has the authority to do so.

      5.3 Non-contravention. The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by such Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of Applicable Law, such Purchaser's organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon such Purchaser or result in the creation of any Lien on any asset of such Purchaser.

      5.4 Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting such Purchaser in any court or before any arbitrator or before any Governmental Authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which such Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (ii) would materially and adversely affect the business, financial position or results of operations of such Purchaser, or (iii) would materially and adversely affect the ability of such Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

      5.5 Brokers. With the exception of Goldman Sachs & Co. the fees and expenses of which will be paid as provided in Section 2.3, Purchaser has not retained any broker in connection with the transactions contemplated hereby for which any Seller shall have any responsibility following Closing.

      5.6 LIMITATION ON SELLERS' REPRESENTATIONS AND WARRANTIES. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS EXAMINED AND INVESTIGATED TO ITS FULL SATISFACTION ALL FACTS, CIRCUMSTANCES AND MATTERS RELATING TO THE HdC INTERESTS, HdC AND THE ACQUIRED ENTITIES. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM ANY SELLER, ACQUIRED ENTITY, NOR ANY PARTNER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, ATTORNEY OR AGENT THEREOF, AS TO ANY MATTER, CONCERNING THE HdC INTERESTS, HdC AND THE ACQUIRED ENTITIES, INCLUDING WITHOUT LIMITATION: (I) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF HdC OR ANY ASPECT OR PORTION THEREOF, INCLUDING STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY, SEISMIC AND GROUNDWATER, OR WHETHER HdC LIES WITHIN A SPECIAL FLOOD HAZARD AREA, AN AREA OF POTENTIAL FLOODING, A VERY HIGH FIRE HAZARD SEVERITY ZONE, A WILDLAND FIRE AREA, AN EARTHQUAKE FAULT ZONE OR A SEISMIC HAZARD ZONE, AND/OR WHETHER AND TO WHAT EXTENT ANY OF SUCH RISKS OR ANY OTHER RISKS OR LOSSES RESULTING THEREFROM ARE OR MAY CONTINUE TO BE INSURABLE, (II) THE DIMENSIONS OR LOT SIZE OF THE REAL PROPERTY OR THE SQUARE FOOTAGE OF THE IMPROVEMENTS THEREON OR OF ANY TENANT SPACE THEREIN, (III) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, HdC, OR HdC'S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, OR THE SUITABILITY, VALUE OR ADEQUACY OF HdC FOR ANY PARTICULAR PURPOSE, (IV) THE ZONING, HISTORICAL LANDMARK OR OTHER LEGAL STATUS OF HdC OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF HdC, (V) THE COMPLIANCE OF HdC OR ITS OPERATION WITH ANY APPLICABLE LAWS OR RESTRICTIONS OR OF ANY OTHER PERSON, (VI) THE ABILITY OF PURCHASER TO OBTAIN ANY NECESSARY CONSENTS OR APPROVALS FROM ANY GOVERNMENTAL AUTHORITIES FOR PURCHASER'S INTENDED USE OR DEVELOPMENT OF HdC, (VII) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON, IN, UNDER, ABOVE OR ABOUT HdC OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY PORTION OF HdC, (IX) THE CONDITION OF TITLE TO HdC, (X) THE ORDINARY COURSE CONTRACTS, THE DEVELOPMENT AGREEMENT, THE COLLECTIVE BARGAINING AGREEMENT OR ANY OTHER AGREEMENTS AFFECTING HdC OR THE INTENTIONS OF ANY PARTY WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE OR CONTRACT WITH RESPECT TO HdC, OR (XI) THE ECONOMICS OF, OR THE

INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS, RELATING TO, THE OPERATION OF THE OWNERSHIP OF HdC OR ANY PORTION THEREOF.

      ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE THE SOLE RESPONSIBILITY OF PURCHASER. PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF ANY SELLER OR ACQUIRED ENTITY TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO HdC OR TO CURE ANY VIOLATIONS OF APPLICABLE LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER.

      5.7 RELEASE. AS A MATERIAL PART OF THE CONSIDERATION TO SELLERS FOR THE SALE OF THE HdC INTERESTS HEREUNDER, EXCEPT FOR A SURVIVING CLAIM MADE UNDER
ARTICLE X, PURCHASER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLERS AND EACH OF SELLERS' PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS (COLLECTIVELY, "SELLER RELEASEES") FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES, OR ANY OF THEM, BASED DIRECTLY OR INDIRECTLY ON (I) ANY PAST, PRESENT OR FUTURE CONDITION OF HdC, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS MATERIALS OR (II) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO PURCHASER ANY INFORMATION, REGARDING HdC (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION OF WHICH SELLERS SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY PURCHASER THROUGH AN INSPECTION OF HdC OR THE REAL PROPERTY RECORDS). PURCHASER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS "COMMON LAW" AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH PURCHASER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. PURCHASER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLERS IN ENTERING INTO THIS AGREEMENT, THAT PURCHASER'S COUNSEL HAS ADVISED PURCHASER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT PURCHASER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HdC INTERESTS FOR THE PURCHASE PRICE SPECIFIED HEREIN, SELLERS' DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HdC INTERESTS, HdC AND THE ACQUIRED ENTITIES OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.

      PURCHASER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF PURCHASER'S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW INCLUDING,

WITHOUT LIMITATION, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

_______________________________          _______________________________________
      Purchaser's Initials                        Sellers' Initials

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

      6.1 As to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereunder at Closing is subject to the satisfaction of the following conditions precedent (unless the failure to satisfy such condition is caused by the default of Purchaser under this Agreement):

            (a) Sellers' Deliveries. Each Seller shall have delivered to Escrow Agent all of the documents required of such Seller pursuant to Section
8.2 and 8.4 on or before the dates required in Section 8.2 and 8.4.

            (b) Representations, Warranties and Covenants; Obligations of Sellers. The representations and warranties made in this Agreement by Sellers shall be true and correct in all material respects, in each case as of the Closing Date to the extent provided in Section 8.2(d) (unless by their terms they relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date); and Sellers shall have performed in all material respects all of their respective covenants and other obligations under this Agreement.

            (c) Replacement Debt. The closing for the Replacement Debt pursuant to the Replacement Debt Commitment shall have occurred immediately prior to or concurrently with the Closing and the proceeds thereof shall have been (i) applied to the repayment of the Existing Debt and release of the Existing Debt Liens as provided in Section 2.1, and (ii) distributed as provided in Section 2.1. Purchaser acknowledges that the SHC Agreement obligates Purchaser and SHC to use diligent commercially reasonable efforts to obtain and close the Replacement Debt.

            (d) Resignations. Purchaser shall have received the written resignation of all of the directors, managers and officers of the Acquired Entities appointed by or otherwise affiliated with Sellers, effective as of the Closing Date.

            (e) SHC Agreement. Closing under SHC Agreement with respect to the transactions contemplated thereby shall have occurred simultaneously with the Closing hereunder. Purchaser acknowledges that the SHC Agreement obligates Purchaser and SHC to use diligent commercially reasonable good faith efforts to cause the conditions precedent to their respective obligations under the SHC Agreement to be fully satisfied, performed and discharged on and as of the Closing Date. Purchaser agrees to apprise Sellers of the status of the conditions precedent on a weekly basis so long as this Agreement is in effect

      Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or by Purchaser Closing the transactions contemplated by this Agreement. The exclusive rights and remedies of Purchaser resulting from a failure of any condition contained in this Section 6.1 are set forth in Section 6.4.

      6.2 As to Sellers' Obligations. The obligation of each Seller to consummate the transactions contemplated hereunder at Closing is subject to the satisfaction of the following conditions precedent (unless the failure to satisfy such condition is caused by the default of Sellers under this Agreement):

            (a) Purchaser's Deliveries. Purchaser shall have delivered to Escrow Agent the Purchase Price and all of the documents required of Purchaser pursuant to Section 8.3 and 8.4 on or before the dates required in Section 8.3 and 8.4.

            (b) Representations, Warranties and Covenants; Obligations of Purchaser. The representations and warranties by Purchaser made in this Agreement shall be true and correct in all material respects as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.

            (c) Replacement Debt. The Replacement Debt shall have been obtained for the applicable Acquired Entities immediately prior to or concurrently with the Closing and the proceeds thereof shall have been (i) applied to repayment of the Existing Debt and release of the Existing Debt Liens as provided in Section 2.1, and (ii) distributed as provided in Section 2.1.

            (d) SHC Agreement. Closing under the SHC Agreement with respect to the transactions contemplated thereby shall have occurred simultaneously with the Closing hereunder.

      Each of the conditions contained in this Section are intended for the benefit of Sellers may be waived in whole or in part, in writing, by Sellers, or by Sellers Closing the transactions contemplated by this Agreement. The exclusive rights and remedies of Sellers resulting from a failure of any condition contained in this Section 6.2 are set forth in Section 6.4.

      6.3 Efforts of the Parties. The parties hereto hereby agree to use diligent commercially reasonable good faith efforts to cause each of the conditions precedent to the obligations of the parties to be fully satisfied, performed and discharged, on and as of the Closing Date (to the extent within such party's control or ability to influence).

Notwithstanding anything contained herein to the contrary, Purchaser acknowledges the importance to Sellers of their relationships with the lenders under the Existing Debt and, accordingly, shall submit to Sellers' Representative for pre-approval all material correspondence or other communications with such lenders pertaining to repayment of such Existing Debt..

      6.4   Failure of Conditions.

            (a) If the conditions set forth in Section 6.1 cannot or will not be satisfied on or prior to the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement), the provisions of Section 10.1 shall govern.

            (b) If the conditions set forth in Section 6.2 cannot or will not be satisfied on or prior to the Closing Date (unless the failure to satisfy such condition is caused by the default of Sellers or its Affiliates under this Agreement), the provisions of Section 10.2 shall govern.

      6.5 Waiver by Purchaser. If Purchaser, with knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by any Seller under this Agreement and/or (ii) any breach of or inaccuracy in any representation or warranty of any Seller made in this Agreement, nonetheless elects to proceed to Closing, then, upon the consummation of the Closing and notwithstanding anything contained herein to the contrary, Purchaser shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no claim against any Seller with respect thereto.

                                   ARTICLE VII
                       COVENANTS OF SELLERS AND PURCHASER

      Sellers, jointly and severally, shall, and shall cause the Acquired Entities to, comply with their respective covenants set forth below; and Purchaser, jointly and severally, shall comply with the covenants of Purchaser set forth below.

      7.1 Intercompany Debt. Each Seller covenants that at Closing there shall be no Intercompany Debt owed by any Acquired Entity to such Seller or its Affiliates (other than an Acquired Entity).

      7.2 Ordinary Course Contracts; Other Agreements. No Acquired Entity shall cancel, modify or enter into any new Ordinary Course Contracts, except as required in Owner's, Operating Lessee's, or North Beach Developer's good faith judgment by the terms thereof, unless (a) any such new agreement or modification will not bind Purchaser, an Acquired Entity or HdC after the date of Closing (other than as contemplated by the North Beach Loan), or (b) any cancellation of any Ordinary Course Contract is the result of a default or failure to perform adequately by the other party thereto, or (c) any such new agreement would constitute an Immaterial Contract, or any such modification is made to an Immaterial Contract and after giving effect to such modification such agreement will continue to constitute an Immaterial Contract, or (d) Sellers have obtained Purchaser's prior written consent to such cancellation, new agreement or modification, which consent shall not be unreasonably withheld or delayed and shall be deemed given if, within five (5) Business Days following Purchaser's receipt of Sellers' request, Purchaser fails to provide Owner with a reasonably detailed written description of the reason Purchaser withholds its consent and/or a statement of those changes (if applicable), which, if made, would cause Purchaser to grant its consent (the "Approval Standard"). No Acquired Entity shall cancel or materially modify the Development Agreement or the Collective Bargaining Agreement except as required by Applicable Law.

      7.3 Insurance. Sellers will not prevent the Acquired Entities from paying all premiums on, and not cancel or voluntarily allow to expire, any of the Acquired Entities' Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage (but only to the extent deemed commercially reasonable by the Acquired Entities in good faith) at least as extensive as the policy or policies being replaced.

      7.4 Operation of HdC Prior to Closing. Sellers covenant and agree with Purchaser that between the Effective Date and the Closing Date :

            (a) Subject to the restrictions contained herein, as well as seasonal differences and events beyond Owner's and Operating Lessee's reasonable control: Sellers shall not prevent Owner, Operating Lessee or Manager (to the extent such matters are within the scope of Manager's duties under the Management Agreement), from operating and maintaining the Hotel in substantially the same manner in which it has been operated and maintained by such parties prior to the Effective Date and to continue to make capital improvements to the Hotel in the ordinary course consistent with past practices of Owner and Operating Lessee. Sellers shall cause Owner and Operating Lessee to conduct no business other than the ownership, lease, management and operation of the Hotel.

            (b) Subject to seasonal differences and events beyond Owner's and Operating Lessee's reasonable control: Sellers shall not prevent Owner, Operating Lessee or Manager (to the extent such matters are within the scope of Manager's duties under the Management Agreement) from continuing to take, guest room reservations and to book functions and meetings and otherwise to promote the business of the Hotel in generally the same manner as such parties have done prior to the Effective Date; has to prevent Advance Bookings from being booked at rates, prices and charges customarily charged by Owner or Operating Lessee or Manager, as applicable, for such purposes in the ordinary course of business of the Hotel consistent with past practices of Owner and Operating Lessee.

            (c) Subject to the respective rights of Owner (or Operating Lessee) and Manager under the Management Agreement, Sellers shall cause Owner and Operating Lessee to refrain from removing or causing or permitting to be removed from the Hotel, and shall not cause Manager to remove from the Hotel, any part or portion of the Improvements or the Personal Property owned by Owner or Operating Lessee, as applicable, other than in the normal course of business consistent with past practices, without the prior written consent of Purchaser, which consent shall be subject to the Approval Standard, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any Liens, except the Existing Debt Liens and Monetary Title Encumbrances to be released at Closing.

            (d) Sellers not permit any Acquired Entity to acquire or agree to acquire, any material assets, in each case except in the ordinary course of business consistent with past practice of Owner and Operating Lessee or as contemplated by the North Beach Plan and Budget.

            (e) Sellers shall not permit HdC Parent to enter into any employment agreements or amend any such agreements, except (i) as required to comply with changes in Applicable Law or (ii) in the ordinary course of business consistent with past practice.

            (f) Sellers shall not permit any Acquired Entity to take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in GAAP consistently applied upon the advice of its independent accountants.

            (g) Sellers shall not permit any Acquired Entity to make or revoke any Tax election or settle or compromise any Tax liability, or amend any Tax Return.

      7.5 HdC Interests. Except as contemplated by Section 7.16 of the SHC Agreement or to the extent necessary to accomplish the contribution of real property for the North Beach Project, Sellers shall not permit (i) any amendment or change to organizational documents of any Acquired Entity; or (ii) permit any such Acquired Entity to issue any equity interests of any kind or transfer any equity interests in any manner whatsoever or any transfer or encumbrance of any HdC Interest owned by any Seller.

      7.6 Reasonable Inspection. After Closing, Purchaser shall afford Sellers and their agents and representatives reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such Persons relate solely to HdC prior to the Closing , including relating to the working capital adjustment contemplated in
Section 2.2, and to the extent necessary in connection with any audit or any other reasonable business purpose relating to HdC (other than litigation or investigation of any claim or action by Sellers against Purchaser or its Affiliates, and other than materials subject to the attorney-client privilege); provided that: (i) any such access by Sellers shall not unreasonably interfere with the conduct of Purchaser's or its manager's business; and (ii) Sellers shall exercise commercially reasonable efforts to keep and shall cause their respective agents and representatives to keep the information contained in such records confidential.

      7.7 Replacement Debt. Sellers shall reasonably cooperate with Purchaser's efforts to obtain the Replacement Debt at no cost or liability to Seller. In this connection, Purchaser acknowledges that CNL GP shall resign, and CNL GP agrees to resign, as to the sole general partner of HdC Parent immediately prior to the Closing and prior to the execution of any loan documents for the Replacement Debt and concurrently therewith admit an Affiliate of Purchaser as the sole general partner of HdC Parent, whereupon such Affiliate shall have full power and authority to execute, and shall execute, any and all agreements, certifications or other instruments on behalf of HdC Parent or any other Acquired Entity required in connection with the closing of the Replacement Debt. No Seller shall execute, any documents for, or have any liability under, or for, the Replacement Debt. Further, the lender for the Replacement Debt shall acknowledge in writing to Sellers that Sellers have and shall have no liability under, or for, the Replacement Debt. If the Replacement Debt Commitment is not obtained pursuant to the terms of the SHC Agreement on or before the Termination Time (as defined in the SHC Agreement), Purchaser shall, upon the request of Sellers, terminate the SHC Agreement and Sellers shall have the right to terminate this Agreement at any time thereafter upon written notice to Purchaser, in which event Sellers shall retain their rights to enforce the provisions of Section 8.6 which expressly survive a termination of this Agreement and any resignations or other documents delivered by Sellers shall be null and void and returned to Sellers.

      7.8 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Sections 6.1 and 6.2 becoming incapable of being satisfied.

      7.9 Name Change. At Closing, Purchaser shall cause the name of each of the Acquired Entities to be changed to eliminate any reference to "CNL" contained therein and following closing, neither Purchaser nor any Acquired Entity shall use the name " CNL".

      7.10 No Solicitation. Unless the SHC Agreement shall have been terminated or this Agreement shall have been terminated pursuant to Sections 7.7 or 10.2, or if the transaction contemplated hereby has not closed on or prior to the Closing Date, Sellers shall not, and shall not permit the Acquired Entities to, directly or indirectly through any member, officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to effect a Competing Transaction.

      7.11 Liquor Licenses. To the extent permitted by Applicable Law, Sellers or their Affiliates shall cooperate with Purchaser and Manager to transfer or cause to be transferred to Replacement Manager (as defined in the SHC Agreement), if Purchaser so elects and at Purchaser's expense, all alcoholic beverage licenses held by Manager with respect to the operation of the restaurant, bars and lounges presently located within the Hotel (and, notwithstanding anything to the contrary herein or elsewhere, to the extent that Applicable Laws prohibit the transfer of any portion of Inventory connected with the same, the transfer of Inventory shall be appropriately limited or reduced as necessary to comply with such Applicable Laws without otherwise delaying Closing or reducing the HdC Interest Purchase Price, and such matters shall in no event constitute any breach or default by Sellers or any failure of a condition hereunder). If permitted under Applicable Law, such parties shall execute or cause to be executed and file all necessary transfer or notification forms, applications, questionnaires and other documents with the appropriate alcoholic beverage authorities prior to Closing, to the end that the transfer or continuance of the existing licenses (and/or such related Inventory) or any applicable Acquired Entity obtaining new licenses (if Purchaser so elects at its expense) shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted or possible, then the parties agree each with the other that they will promptly execute or cause to be executed all transfer or notification forms, applications, questionnaires and other documents required by the liquor authorities in order to effect such transfer or continuation of existing licenses or issuance of new licenses at the earliest date in time possible consistent with Applicable Law, in order that all existing alcoholic beverage licenses (and/or such related Inventory) may be transferred, continued or new alcoholic beverage licenses issued to Purchaser or its designee at the earliest possible time. Purchaser acknowledges that the transfer, continuation or issuance to Purchaser or its designee of any existing or new alcoholic beverage license (as the case may be) is not a condition of Purchaser's obligation to proceed to Closing.

      7.12. Waiver of Transfer Restrictions. Subject to and conditioned upon the occurrence of the Closing on or prior to the Closing Date, each Seller hereby waives (and shall cause its Affiliates to waive) any right to purchase the HdC Interests or otherwise exercise any rights under the limited partnership agreement of HdC Parent in a manner inconsistent with the consummation of the transactions contemplated by this Agreement including, without limitation, any so-called "ROFO", "tag-along" or "put" rights.

      7.13 Modification of SHC Agreement. Purchaser shall not amend or modify the SHC Agreement without Sellers' prior written consent (not to be unreasonably withheld or delayed or waive any material condition or right therein); provided, however, that in no event shall the forms of the Transaction Documents (as defined in the SHC Agreement) or any amendments or modifications thereof be subject to Sellers' approval or consent (it being understood that the terms and conditions of such Transaction Documents address matters that are of concern only to Sellers and SHC).

      7.14. Pursuit of North Beach Project. Sellers and Purchaser shall cause the applicable Acquired Entities to diligently pursue the North Beach Project substantially in accordance with the North Beach Plan and Budget, and if funding is necessary to do so and a loan is not obtained to fund the same, Purchaser and CNL may elect to call for capital under the HdC Venture Agreement to fund the same, in which event CNL shall be reimbursed for its contributions at Closing to the extent provided in Section 2.3(a).

                                  ARTICLE VIII
                                     CLOSING

      8.1 Closing. The Closing shall occur as herein provided at 10:00 a.m. on January 9, 2006, or such later date and time as Purchaser's Representative and Sellers may mutually agree upon in writing (the "Closing Date"), in either case, with time being of the essence; subject, however, to the right of Purchaser's Representative, in its sole and absolute discretion, to extend the Closing Date
(i) to the ninth (9th) day of the month immediately following the month in which the Closing Date would otherwise occur, or (ii) as otherwise expressly permitted elsewhere in this Agreement; provided that in no event shall the transaction contemplated hereby close any later than February 9, 2006. If the Closing hereunder does not close by February 9, 2006, (except due to Seller's willful refusal to close notwithstanding the satisfaction of all conditions precedent), this Agreement shall automatically terminate and be of no further force or effect. Except as otherwise permitted under this Agreement, such date and time may not be extended without the prior written approval of Sellers' Representative and Purchaser. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the "Closing Documents"),
(ii) deliver or cause to be delivered the same to Escrow Agent to the extent not delivered to Escrow Agent on or before the Effective Date, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, or at such other place as Purchaser and Sellers may mutually agree. At the Closing, Purchaser shall deliver the balance of the Adjusted Purchase Price to Escrow Agent as herein provided. If the Closing does not occur as provided in this Section 8.1, the provisions of Section 6.4(a) and Article X set forth the sole and exclusive rights and remedies of the parties hereto.

      8.2 Sellers' Deliveries. On or before the Closing Date (unless otherwise expressly provided herein), Sellers shall deliver or cause to be delivered to Escrow Agent in escrow against receipt by Sellers of the purchase price for the HdC Interests, all of the following instruments, each of which shall have been duly executed by the applicable Sellers and shall be dated to be effective as of the Closing Date:

                  (a) Four (4) original counterparts of each of the HdC Entity Assignments;

                  (b) One (1) original FIRPTA Certificate with respect to each Seller;

                  (c) On or before the Closing Date, a certificate from each Seller as to itself (which representation shall be deemed a representation made pursuant to and contained in and subject to Article III and shall be subject to the limitations on survival and remedies set forth in Section 10.3) that such Seller's Seller-Specific Representations and Warranties are true and correct in all material respects as of the Closing Date as if then made, subject to matters disclosed in such certificate in addition to any matters set forth in the Disclosure Schedule; and

                  (d) Any other document or instrument specifically required by this Agreement.

      8.3 Purchaser's Deliveries. On or before the Closing Date (unless otherwise expressly provided), Purchaser shall deliver to Escrow Agent the following, duly executed by Purchaser, and shall be dated to be effective as of the Closing Date:

            (a)   Four (4) original counterparts each of the HdC Entity
Assignment;

            (b) Purchaser shall deliver to Escrow Agent the HdC Interest Purchase Price for each HdC Interest being purchased; and

            (c) Any other document or instrument specifically required by this Agreement.

            8.4 Mutual Deliveries. At the Closing, Purchaser and Sellers, shall mutually execute and deliver each to the other:

                  (a) Subject to the provisions of Section 7.12, such other documents, instruments and undertakings as may be required by the liquor authorities of the State of California, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered; and

                  (b) Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company (as defined in the SHC Agreement) which are not inconsistent with this Agreement or the other Closing Documents including, without limitation, in the case of CNL GP, the non-imputation affidavit in the form of Exhibit H hereto. The form and content of such other and further documents are subject to the approval of Sellers and Purchaser, which will not be unreasonably withheld.

      To the extent the delivery of any of the items in Sections 8.2, 8.3 or 8.4 are conditions precedent to the obligation of a party pursuant to Sections 6.1 or 6.2, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Sections 8.2, 8.3 or 8.4.

      8.5 Actions of Escrow Agent. On the Closing Date, provided that Escrow Agent has received each of the items described in Section 8.2 and 8.3 and confirmation from Sellers and Purchasers that the deliveries contemplated by
Section 8.4 have occurred or have otherwise been waived, Escrow Agent shall take the following actions in the order indicated below:

            (a) Deliver to each Seller, in immediately available funds, the Allocated HdC Interest Adjusted Price for such Seller's HdC Interest;

            (b) Consolidate the executed counterparts of the HdC Interest Assignments and deliver to each party thereto two (2) duplicate original counterparts of each such fully executed document; and

            (c) Deliver to Purchaser the original FIRPTA Certificate executed by each Seller.

      8.6 Closing Costs. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All transfer, recording, sales, or other similar taxes and surtaxes due with respect to the transfer of the HdC Interests (if any) shall be borne by Purchaser. The cost for escrow fees of the Escrow Agent shall be split equally between Sellers, on the one hand, and Purchaser, on the other hand. If this Agreement is terminated other than by reason of a default by any party hereto, Sellers, on the one hand, and Purchaser, on the other hand, shall equally bear Escrow Agent's cancellation charges, if any. If this Agreement is terminated by reason of the default of any party, the expenses referenced in clauses (i) and (ii) of the preceding sentence shall be borne exclusively by the defaulting party. The provisions of this Section 8.6 shall survive any termination of this Agreement.

                                   ARTICLE IX
                             CASUALTY; CONDEMNATION

      9.1 Fire or Other Casualty. Purchaser's Representative shall give Sellers prompt notice of any fire or other casualty to HdC (or any portion thereof) costing more than Two Hundred Fifty Thousand Dollars ($250,000) to restore or repair, and the amount estimated by Purchaser's Representative as being required to restore or repair same, and occurring between the Effective Date and the Closing Date of which Purchaser's Representative has actual knowledge. If the cost of such restoration or repair is less than Twenty-Five Million Dollars ($25,000,000) (the "Casualty Threshold"), then no party shall have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement of HdC Interest Purchase Price, but Purchaser shall have the right to retain at the Closing all of the Acquired Entities' interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, in each case, for the period preceding the Closing Date) that may be payable to Sellers or any Acquired Entity on account of any such fire or other casualty, plus Sellers shall credit 50% of the amount of any deductibles under any policies related to such proceeds to the HdC Interest Purchase Price, to the extent such deductibles or proceeds have not been previously expended or are otherwise required to reimburse Sellers or any Acquired Entity for actual expenditures of restoration . If the cost of such restoration or repair equals or exceeds the Casualty Threshold, Purchaser may terminate this Agreement upon written notice to Sellers, in which event all other rights and obligations of the parties hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. Should Purchaser nevertheless elect to proceed to Closing with respect to the HdC Interests, the Closing shall take place without abatement of the HdC Purchase Price and at Closing Sellers shall assign to Purchaser all of Sellers' interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, in each case, for the period preceding the Closing Date) that may be payable to Sellers or an Acquired Entity on account of any such fire or other casualty, plus Sellers shall credit 50% of the amount of any deductibles under any policies related to such proceeds to the HdC Interest Purchase Price, to the extent such deductibles or proceeds have not been previously expended or are otherwise required to reimburse Sellers or an Acquired Entity for actual expenditures of restoration.

      9.2 Condemnation. After the Effective Date, Purchaser's Representative shall give Sellers prompt notice of any notice it actually receives (or actual knowledge it otherwise obtains) of any taking by condemnation (actual, pending or threatened) of any part of or rights appurtenant to the Real Property. If such taking could reasonably be expected to result in a permanent loss of market value of HdC in excess of the Casualty Threshold, Purchaser may terminate its obligations under this Agreement by written notice to Sellers" Representative within ten (10) days after Purchaser's Representative has given Sellers the notice of taking referred to in this Section 9.2, or on the Closing Date, whichever is earlier, in which event ) all other rights and obligations of the parties hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. If Purchaser does not so elect to terminate its obligations hereunder, then the Closing shall take place as provided herein, and Sellers shall assign to Purchaser at the Closing all of Seller's interest in any condemnation award which may be payable to Sellers or any Acquired Entity (as the case may be) on account of any such condemnation and, at Closing, Sellers shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Sellers or any Acquired Entity between the Effective Date and Closing less (i) any amounts reasonably expended by Sellers or any Acquired Entity in collecting such sums, (ii) any amounts reasonably used by Sellers or any Acquired Entity to repair HdC as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to HdC that does not result in a permanent loss of market value of the Hotel in excess of the Casualty Threshold, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Sellers shall assign to Purchaser at the Closing all of Sellers' interest in any condemnation award which may be payable to Sellers or any Acquired Entity on account of any such condemnation and, at Closing, Sellers shall credit to the amount of the HdC Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Sellers or any Acquired Entity between the Effective Date and Closing less (i) any amounts reasonably expended by Sellers or any Acquired Entity in collecting such sums,
(ii) any amounts reasonably used by Sellers or any Acquired Entity to repair HdC as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 9.2, Sellers' Representative shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.

                                    ARTICLE X
                     DEFAULT; TERMINATION RIGHTS; INDEMNITY

      10.1  Default by Sellers.

            (a) If the Closing does not occur due to (i) any representation or warranty of any Seller contained in Article III, being inaccurate in any material respect when made or deemed made (without limiting the effect of Section 6.5), or (ii) the failure or inability of any Seller to perform its obligations hereunder in any material respect, which, in either case, is not cured within fifteen (15) days after notice thereof from Purchaser (which fifteen (15) day period shall, if necessary, automatically extend the Closing Date to the expiration date of such fifteen (15) day period), and if individually or in the aggregate, the Losses incurred by the Purchaser Indemnified Parties resulting from such inaccuracies or nonperformances described in clauses (i) and (ii) of this sentence reasonably would be expected to exceed Five Million

Dollars ($5,000,000) (the "Threshold Amount"), so long as all conditions precedent to Sellers' obligations hereunder have been satisfied (other than any conditions precedent which are not satisfied due to the default by any Seller), then Purchaser, as its sole and exclusive remedy, shall elect either (x) to terminate this Agreement, and the provisions of Section 8.6 which expressly survive a termination of this Agreement, and all other rights and obligations of the parties hereunder (except those set forth in this clause (x)) shall terminate immediately; (y) to irrevocably waive such default, nonperformance, inaccuracy or breach and proceed to Closing with reduction in the HdC Interest Purchase Price equal to the reasonably estimated Losses over and above the Deductible (but in no event more than $4,000,000); or (z) to commence an action for specific performance; provided, however, that the remedy of specific performance shall be available to Purchaser only in the case of a willful refusal to close by Sellers and in the event Purchaser files a suit for specific performance within forty-five (45) days following the Closing Date, failing which, Purchaser shall be barred from enforcing Sellers' obligations in such manner and shall be deemed to have elected to terminate this Agreement pursuant to clause (x). Notwithstanding anything contained in Section 2.5 to the contrary, SHC shall be an express third party beneficiary of clause (z) of the preceding sentence and shall be entitled to specifically enforce Sellers' obligations as therein provided unless Purchaser has elected either of the remedies set forth in clauses (x) ,(y) or (z) of the preceding sentence, provided Purchaser would otherwise be obligated to close and SHC and Purchaser are ready, willing and able to close under the SHC Agreement but for Sellers' willful refusal to close hereunder. In the event that Purchaser elects to terminate this Agreement pursuant to clause (x) above, Sellers may elect within two (2) Business Days after receipt of Purchaser's notice to nullify Purchasers' notice of termination by agreeing to reduce the HdC Interest Purchase Price by the reasonably estimated Losses over and above the Deductible, whereupon Purchaser shall be obligated to proceed to Closing.

            (b) If (i) any representation or warranty of any Seller contained in Article III shall be inaccurate in any material respect when made or deemed made (without limiting the effect of Section 6.5), or (ii) any Seller defaults in the performance of any of its obligations under this Agreement in any material respect which are performable prior to Closing, and if the aggregate Losses incurred by the Purchaser Indemnified Parties resulting from such inaccuracies or nonperformances described in clauses (i) and (ii) of this sentence reasonably would not be expected to exceed the Threshold Amount, then, assuming that all of the other conditions set forth in Section 6.1 have been satisfied, and provided such inaccuracy or such default is not the result of any intentional misconduct on the part of any Seller, Purchaser shall be obligated to proceed to Closing with no reduction in the HdC Interest Purchase Price, and Purchaser's sole and exclusive remedies with respect thereto shall be as provided in Sections 10.3 and 10.4 (with the Losses incurred by the Purchaser Indemnified Parties shall be carried forward and applied against the Deductible with respect to Surviving Claims).

      10.2 Default by Purchaser. If the Closing does not occur due to Purchaser's failure or inability to perform any of its obligations hereunder in any material respect, then Sellers, as their sole and exclusive remedy, shall elect either: (x) to terminate this Agreement in which event (A) Sellers shall retain their right to enforce the provisions of Section 8.6 which expressly survive a termination of this Agreement, and (B) all other rights and obligations of Sellers and Purchaser hereunder (except those referenced in clause (A)) shall terminate immediately; or (y) to waive such matter or condition and proceed to Closing; or
(z) to commence an action for specific performance; provided, however, that the remedy of specific performance shall be available to Sellers only in the case of a willful refusal to close by the Purchaser and in the event Sellers file a suit for specific performance within forty-five (45) days following the Closing Date, failing which, Sellers shall be barred from enforcing Purchaser obligations in such manner and shall be deemed to have elected to terminate this Agreement pursuant to clause (x).

      10.3 Surviving Claims. Any claim for any breach or inaccuracy of a representation or warranty made or contained (or deemed contained) in Article III for which Section 10.1 expressly provides that this Section 10.3 shall govern, shall survive Closing for twelve (12) months only as to the representations and warranties made and contained (or deemed contained) in
Article III, after which such representations and warranties shall merge into the Closing Documents (collectively, the "Surviving Representations"), except to the extent that any such breach or inaccuracy has otherwise been waived pursuant to Section 6.5, Section 10.1 or elsewhere in this Agreement. Any claim arising out of a default in the performance by any Seller of its obligations under this Agreement to be performed on or prior to Closing for which Section 10.1 expressly provides that this Section 10.3 shall govern shall survive Closing for twelve (12) months only after which such obligations shall merge into the Closing Documents (a "Surviving Covenant").

      Any claim (a "Surviving Claim") arising out of (i) a breach of a Surviving Representation or (ii) a default of a Surviving Covenant, shall be forever barred unless Purchaser, as its sole and exclusive remedy for a Surviving Claim,
(a) no later than ten (10) days following the expiration of such twelve (12) month survival period delivers to Sellers a written notice of the Surviving Claim setting forth the basis for such Surviving Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting same), and (b) no later than one (1) year following the Closing Date, files a complaint or petition against the applicable Seller(s) alleging such Surviving Claim in an appropriate Federal district or state court in Los Angeles County, California. Purchaser hereby acknowledges and agrees that Purchaser's exclusive remedies for any Surviving Claim shall be limited to the provisions for indemnification set forth in Section 10.4, and Purchaser hereby waives and relinquishes all other rights and remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages or equitable relief from Sellers or their Affiliates on account thereof).

      Purchaser acknowledges that if SHC provides Purchaser with a Diligence Termination Notice (as defined in the SHC Agreement), Purchaser shall promptly notify Sellers, and Purchaser and Sellers shall jointly consult as to whether Purchaser shall provide a Diligence Cure Notice; provided that if Purchaser does not elect to deliver the Diligence Cure Notice and make the corresponding deposit into Escrow required under the penultimate paragraph of Section 2.7 of the SHC Agreement to effect such cure, then Sellers in their sole and absolute discretion shall have the right, but not the obligation, to do so on Purchaser's behalf at Sellers' sole cost and expense.

      The provisions of this Section 10.3 shall survive the Closing.

      10.4  Indemnity.

            (a) Subject to Section 10.3, effective upon the Closing, Sellers shall jointly and severally indemnify Purchaser, their respective Affiliates and its and their respective officers, directors, employees, agents and representatives (each a "Purchaser Indemnified Party") and hold each of them harmless against any out-of-pocket damages, costs, liabilities, losses, judgments, Taxes, penalties, fines, expenses or other costs, including reasonable attorneys fees, costs of defense and costs of collection but not lost profits, consequential damages or punitive damages (collectively, "Losses") incurred by any such Purchaser Indemnified Parties with respect to any Surviving Claim; provided, however, that (x) no amounts shall be payable by Sellers unless and until the aggregate amount otherwise payable by Sellers in the absence of this clause exceeds the sum of One Million Dollars ($1,000,000) (the "Deductible"), in which event Sellers shall be liable for the amount (if any) in excess of the Deductible, and (y) in no event shall the amount payable by Sellers under this Section 10.4(a) exceed, in the aggregate, Thirteen Million Five Hundred Thousand Dollars ($13,500,000).

            (b) Purchaser shall indemnify and hold each Seller and its Affiliates and its and their respective officers, directors, employees, agents and representatives (each a "Seller Indemnified Party") and hold each of them harmless against any Losses incurred by any such Seller Indemnified Party arising from or relating to: (i) any breach of any of the representations and warranties made by Purchaser in this Agreement; (ii) any breach of the covenants and agreements made by Purchaser in this Agreement or any of the Closing Documents; and (iii) any Losses or liabilities which have resulted in a reduction of the HdC Interest Purchase Price under Article II or any other provision of this Agreement .

            (c)   For all purposes of this Article X, "Losses" shall be net of
(i) any insurance (other than any self-insured retention program) or other recoveries paid by a third-party to the Indemnified Party or its Affiliates in connection with the facts, events or circumstances giving rise to the right of indemnification and (ii) any net Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years).

      10.5. Indemnification Procedures. Upon the occurrence of any event giving rise to a claim for indemnification (an "Indemnification Claim") under any provision of this Agreement or any Closing Document, the party seeking indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnitor") of such Indemnification Claim and provide the Indemnitor with copies of any documents describing or otherwise bearing on the subject matter of such indemnification obligation; provided, however, that the failure to notify Indemnitor shall not relieve Indemnitor from any liability which Indemnitor may have under the Indemnification Claim except to the extent that it has been materially prejudiced by such failure. Indemnitor shall be entitled to participate in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim, action, suit or proceeding, Indemnitor shall not be liable to the Indemnified

Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as provided in the following sentence. The Indemnified Party shall have the right to employ separate counsel in any such claim, action, suit or proceeding and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnitor in writing, or (ii) there is, in the reasonable opinion of independent counsel, a conflict concerning any material issue between the position of the Indemnitor and the Indemnified Party, in which case if the Indemnified Party notifies Indemnitor in writing that it elects to employ separate counsel at the expense of Indemnitor, then Indemnitor shall not have the right to assume the defense of the claim, action, suit or proceeding on behalf of the Indemnified Party, but in such event the Indemnitor shall not be required to pay the charges and expenses of counsel other than (i) counsel retained by Indemnitor to assume the defense of one or more Indemnified Parties and (ii) one separate counsel retained by all other Indemnified Parties. Nothing set forth herein is intended to or shall impair the right of any Indemnified Party to retain separate counsel at its own expense. If the Indemnitor does not elect to engage attorneys or other persons to defend against such claim, action, suit or proceeding, the Indemnitor shall pay the reasonable charges and expenses of such attorneys and other persons as are engaged by the Indemnified Party on a current basis within thirty (30) days after submission of invoices or bills therefor, provided that the Indemnified Party shall promptly repay to the Indemnitor the amount of any such charges and expenses if it is ultimately determined that the Indemnified Party was not entitled to be indemnified in connection with such matter. The Indemnitor will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim unless, (i) Indemnitor shall have given the Indemnified Party reasonable prior written notice thereof and shall have obtained an unconditional release of the Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) Indemnitor reaffirms in writing its indemnity obligations hereunder regardless of Applicable Laws to the contrary. As long as Indemnitor has complied with its obligations to defend and indemnify, Indemnitor shall not be liable for any settlement made by the Indemnified Party without the consent of Indemnitor (which consent shall not be unreasonably withheld or delayed).

      10.6 Exclusive Remedy. The provisions for indemnification set forth in this Article X are the exclusive remedies of Sellers and Purchaser arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise; provided, however, that if Purchaser brings suit for specific performance against Sellers under 10.1(a)(ii)(z) or if Sellers bring suit for specific performance against Purchaser under 10.2(z), the party bringing such suit for specific performance shall be entitled to receive their reasonable attorneys' fees and costs of suit in such action.

                                   ARTICLE XI
                                   TAX MATTERS

      11.1  Tax Returns.

            (a) Sellers shall prepare, or shall cause to be prepared, and shall file or cause to be filed, all income Tax Returns of any Acquired Entity for taxable years that end on the Closing Date, and all other Tax Returns the due date of which is before the Closing Date. Purchaser shall cooperate, and cause each Acquired Entity to cooperate, with the reasonable requests of the Sellers in connection with the filing of any such Tax Return, including, without limitation, the execution of any such Tax Return (provided that such Tax Return is complete in all material respects and there is a reasonable basis for the positions taken in such Tax Return) or of any other document required to be filed with any Taxing Authority in connection therewith. Except as required by Applicable Law, such Tax Returns shall be prepared in a manner that is consistent with past practice.

            (b) Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns of the Acquired Entities. Except as required by Applicable Law, such Tax Returns shall be prepared in a manner that is consistent with past practice. Purchaser shall deliver a copy of any Tax Returns covering any period ending on or prior to the Closing Date, completed in draft form, at least fifteen (15) days before the due date thereof for the review and approval of Sellers, which shall not to be unreasonably withheld or delayed

      11.2 Contests. For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any tax matter that affects an Acquired Entity. Unless Purchaser has previously received written notice from Sellers of the existence of such Contest, Purchaser shall give written notice to Sellers of the existence of any Contest relating to a Tax matter arising in a period ending on or before the Effective Date within ten (10) days from the receipt by Purchaser of any written notice of such Contest, but no failure to give such notice shall relieve the Seller of any liability hereunder. Unless Sellers have previously received written notice from Purchaser of the existence of such Contest, the applicable Seller shall give written notice to Purchaser of the existence of any Contest for which Purchaser has responsibility within ten
(10) days from the receipt by such Seller of any written notice of such Contest. Purchaser, on the one hand, and Sellers, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, Tax Returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. Sellers shall, at their election, have the right to represent an Acquired Entity's interests in any Contest relating to a Tax matter arising in a period ending on or before the Effective Date, to employ counsel of its choice at their expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that Purchaser shall have the right to consult with the Sellers regarding any such Contest that may affect such Acquired Entity for any periods ending after the Closing Date at Purchaser's own expense; and provided further, that any settlement or other disposition of any such Contest may only be with the consent of Purchaser, which consent will not be unreasonably withheld.

      11.3 Survival. Notwithstanding anything contained herein to the contrary, all obligations under this Article XI shall survive the Closing hereunder and continue until 90 days following the expiration of the period of limitations applicable to the related Tax.

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

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

      12.1 Completeness; Modification. Except as otherwise expressly provided herein, this Agreement, and the Closing Documents, constitute the entire agreement between the parties hereto, and supersede all prior discussions, understandings, agreements and negotiations between the parties hereto with respect to the transactions contemplated hereby. Subject to Section 12.7, this Agreement may be modified only by a written instrument duly executed by the parties hereto.

      12.2 Assignments. Neither Purchaser nor Sellers may assign their rights hereunder without the prior written consent of the other parties hereto, and any such assignment shall not relieve the assignor of its obligations under this Agreement. Purchaser may (i) designate an Affiliate to take title to and acquire the HdC Interests, and to perform Purchaser's obligations with respect to the Closing, including execution and delivery of Closing Documents, provided that no designation pursuant to the preceding sentence shall relieve the Purchaser from liability for performance of its obligations hereunder or under the Closing Documents executed by the designee, except with the express written consent of the other parties hereto; and (ii) designate a Designee or Designees to which Seller shall transfer, convey, assign and deliver, on the terms and conditions contained in Section 2.7, all or any part of the HdC Interests. Notwithstanding the foregoing, Purchaser shall so designate an Affiliate of Purchaser to take title to the GP Interest so that HdC Parent will continue to be a limited partnership with at least two partners following the Closing.

      12.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

      12.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day other than a Business Day, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first Business Day following such non-Business Day. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not Business Days.

      12.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of California without regard to its principles of conflicts of law. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against any other party in respect of any matter arising out of or in connection with this Agreement. All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of California sitting in Los Angeles County, California, or of the United States sitting in the Central District of California. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of California sitting in Los Angeles County, California and of the United States sitting in the Central District of California in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons in the manner required by applicable law.

      EACH OF SELLERS AND PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OF THE OTHERS ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTION WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY IN CONNECTION HEREWITH. THE PROVISIONS OF THIS SECTION
12.5 SHALL SURVIVE THE CLOSING.

      12.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of each party hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Facsimile signatures shall have the same valid and binding effect as original signatures.

      12.7  Purchaser's Representative. Except as otherwise provided in this
Section 12.7, KSL II Management Operations, LLC is hereby appointed as the representative of Purchaser under this Agreement ("Purchaser's Representative"), and shall act as exclusive agent and attorney-in-fact to act on behalf of Purchaser with respect to any and all matters, claims controversies, or disputes arising out of the terms of this Agreement. Purchaser's Representative shall have the power to take any and all actions which Purchaser's Representative believes are necessary or appropriate or in the best interests of Purchaser, as fully as if Purchaser was acting on its own behalf with respect to all matters concerning Purchaser following the Closing Date, including with respect to (i) all claims for indemnification under this Agreement, and (ii) the resolution of all matters related to the purchase price adjustment under Article II, and Purchaser's Representative may take any action, or no action, in connection therewith as Purchaser's Representative may deem appropriate as effectively as could act itself, including the settlement or compromise of any dispute or controversy; provided that this Agreement shall not be amended, waived or modified without the consent of each party hereto. The authority granted hereunder is deemed to be coupled with an interest. To the extent Purchaser's Representative is permitted to take action pursuant to this Section 12.7, Sellers shall have the right to rely on any actions taken or omitted to be taken by Purchaser's Representative as being the act or omission of Purchaser, without the need for any inquiry, and any such actions or omissions shall be binding upon Purchaser. Purchaser's Representative shall incur no liability or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses. Notwithstanding the foregoing, the provisions of this Section
12.7 shall not apply to any claim for indemnification against Purchaser pursuant to Section 10.4(b), which claim shall be defended solely by Purchaser.

      12.8 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law, unless such severance would cause a materially adverse economic result to the party against whom this Agreement is sought to be enforced.

      12.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid for next Business Day delivery by Federal Express (or a comparable overnight delivery service), at the addresses and with such copies as designated below.

If to Sellers or Sellers' Representative:     c/o CNL KSL Partners GP, LLC.
                                              450 South Orange Avenue
                                              Orlando, Florida  32801
                                              Attn.:  Chief Financial Officer
                                              Facsimile:  (407) 650-1085

and:                                          Lowndes Drosdick Doster Kantor &
                                              Reed, P.A.
                                              215 North Eola Avenue
                                              Orlando, Florida 32801
                                              Attn:  Richard Fildes, Esq.
                                              Facsimile:  (407) 843-4444

If to Purchaser:                              KSL II Management Operations, LLC
                                              50-905 Avenida Bermudas
                                              La Quinta, California 92253
                                              Attn:  Eric Resnick
                                                     Nola Dyal, Esq.
                                              Facsimile:  (760) 564-8005

and:                                          Kohlberg Kravis Roberts & Co.
                                              9 West 57th Street
                                              Suite 4200
                                              New York, NY 10019
                                              Attn:  John Saer
                                                     Tagar Olson
                                              Facsimile: (212) 750-0003

and:                                          Gibson, Dunn & Crutcher, LLP
                                              333 South Grand Avenue
                                              Los Angeles, California 90071
                                              Attn.:  Michael Sfregola, Esq.
                                              Facsimile:  (213) 229-6558

If to Purchaser's Representative:             KSL II Management Operations, LLC
                                              50-905 Avenida Bermudas

                                              La Quinta, California 92253
                                              Attn:  Eric Resnick
                                                     Nola Dyal, Esq.
                                              Facsimile:  (760) 564-8005

If to Escrow Agent:                           First American Title Insurance Company
                                              500 South Hope Street, Suite 1950
                                              Los Angeles, California  90071
                                              Attn:  Liz Aguilar
                                              Facsimile: (213) 947-4028

      Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other parties and Escrow Agent in a manner described in this Section 12.9. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

      In the case of any notice or communication which by the terms of this Agreement will result in an automatic consequence (such as a deemed approval or termination) after a specified period in the absence of a response or other action by the recipient, such notice shall expressly state that such consequence will occur after such specified period in the absence of such response or action.

      12.10 Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (i) to any of the parties for any act or omission to act, except for its own negligence or willful misconduct; (ii) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (iii) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (iv) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; and
(v) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in Los Angeles County, California, and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability with respect to the Deposit as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent's compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

      12.11 Incorporation by Reference. All of the exhibits and schedules hereto are by this reference incorporated herein and made a part hereof.

      12.12 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation (i) the obtaining of all necessary consents, approvals or waivers from third parties, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, but which are not inconsistent with this Agreement.

      12.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and buyer specifically established hereby.

      12.14 Time of Essence. Time is of the essence with respect to every provision hereof.

      12.15 Press Releases. Each Seller, on the one hand, and Purchaser, on the other hand, hereby covenants that (i) prior to the Closing it shall not issue any press release or public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other parties hereto, except to the extent required by law or the regulations of the Securities and Exchange Commission or stock exchange, and (ii) after the Closing, any press release issued by any Seller or Purchaser shall be subject to the review and approval of all such parties (which approval shall not be unreasonably withheld). Purchaser hereby represents to Sellers that Purchaser has the right under the SHC Agreement to approve press releases relative to the transaction contemplated thereby except to the extent as required by law or the regulations of the Securities and Exchange Commission or Stock Exchange. Purchaser hereby agrees that Purchaser shall obtain Seller's prior approval of such press releases prior to giving such approval to SHC. Purchaser further agrees that there will be no changes to the SHC Press Release to be issued in connection with the execution of this Agreement, a copy of which has been heretofore been provided to and approved by Sellers.

      12.16 Signatory Exculpation. The individual signatories for the parties hereto are executing this Agreement in their capacities as representatives of such parties and not individually and, therefore, shall have no personal or individual liability of any kind or nature in connection with the execution of this Agreement and the documents contemplated by it.

      12.17 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:

            (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

            (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

            (c) References to "including" shall mean "including without limitation".

            (d) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (e) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

      12.18 No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded, other than upon and to give public notice of the filing of an action for specific performance of this Agreement pursuant to
Section 10.2(a).

      12.19 No Recourse. Notwithstanding anything contained herein to the contrary or any rights of Purchaser at law or in equity, in the event of any default or breach by Sellers under this Agreement, Purchaser's remedies (in addition to being subject to the limitations set forth in Article X) shall in all events be restricted to enforcement of its rights against the property and assets of Sellers and no recourse shall be had to any of the partners, members or shareholders of Sellers personally or to any property and assets of any of the members, partners or shareholders of Sellers.

      12.20 Survival. The provisions of this Article XII shall survive Closing. All of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents, unless otherwise expressly provided in this Agreement. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by proceeding to Closing.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names by their respective duly authorized representatives.

                                     SELLERS:

                                     CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership

                                         By: /s/ Marcel Verbaas
                                             ----------------------------
                                         Name:  Marcel Verbaas
                                         Title: Senior Vice President


                                     CNL KSL PARTNERS GP, LLC, a Delaware
                                     limited liability company

                                         By: /s/ Marcel Verbaas
                                             ----------------------------
                                         Name:  Marcel Verbaas
                                         Title: Senior Vice President


                                     CNL ROSE SPE TENANT CORP., a Delaware
                                     corporation

                                         By: /s/ Marcel Verbaas
                                             ----------------------------
                                         Name:  Marcel Verbaas
                                         Title: Senior Vice President

                                     RFS LEASING VII, INC., a Tennessee
                                     corporation

                                         By: /s/ Marcel Verbaas
                                             ----------------------------
                                         Name:  Marcel Verbaas
                                         Title: Senior Vice President

                                     PURCHASER:

                                     KSL RECREATION HOLDINGS I, LLC, a
                                     Delaware limited liability company

                                          By:KKR MILLENIUM FUND L.P.,
                                             Managing Member

                                            By:  KKR ASSOCIATES MILLEMINUM
                                                 L.P., its General Partner

                                            By: KKR ASSOCIATES MILLENIUM GP
                                                LLC, its General Partner

                                            By: /s/ Authorized Signatory
                                                Name:
                                                Title:  Member

                                            By:  KKR PARTNERS III, L.P.,
                                                 Member

                                            By:  KKR III GP, LLC
                                                 its General Partner

                                            By: /s/ Authorized Signatory
                                                Name:
                                                Title:  Member

                                            KSL RECREATION MANAGEMENT
                                            OPERATIONS, LLC, a Delaware limited
                                            liability company

                                               By: KSL RECREATION
                                               MANAGEMENT CORPORATION,
                                               Managing Member

                                                 By: /s/ Authorized Signatory
                                                     Name:
                                                     Title:

                             JOINDER BY ESCROW AGENT

      First American Title Insurance Company, as Escrow Agent, acknowledges receipt of the Agreement and consents to and agrees to be bound thereby.

      DATED this _____ day of October, 2005.

                                         First American Title Insurance Company

                                         By:________________________________
                                         Name:______________________________
                                         Title:_____________________________

                                    EXHIBIT A

                             HOTEL LEGAL DESCRIPTION

                                    EXHIBIT B

                          NORTH BEACH LEGAL DESCRIPTION

                                    EXHIBIT C

                              FINANCIAL STATEMENTS

                                    EXHIBIT D

                               FIRPTA CERTIFICATE

                                    EXHIBIT E

                             HDC INTEREST ASSIGNMENT

                                    EXHIBIT F

                           NORTH BEACH PLAN AND BUDGET

                                    EXHIBIT G

                                  SHC AGREEMENT

                                    EXHIBIT H

                            NON-IMPUTATION AFFIDAVIT

                                       H-1